Forest City Provides Update on Fiscal 2009 First Quarter

CLEVELAND, Ohio - May 13, 2009 /PRNewswire-FirstCall/ -- Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today provided an update on expected first-quarter 2009 results, although it has not yet completed the preparation and filing of its Quarterly Report on Form 10-Q for the quarter ended April 30, 2009.

(Logo: http://www.newscom.com/cgi-bin/prnh/20080515/FRSTCTYLOGO )

First-quarter EBDT (earnings before depreciation, amortization and deferred taxes) is expected to be in the range of $39.6 million to $41.6 million, or approximately $0.37 to $0.39 per diluted common share, compared with last year’s first-quarter EBDT of $16.0 million, or $0.15 per share.

Included in EBDT are development project write-offs for the first quarter of 2009 that are expected to be $14.4 million, compared with $26.7 million in the first quarter of 2008.  The Company also expects to report an increase in impairment charges of $10.7 million for the quarter ended April 30, 2009, compared with no impairments in first quarter of 2008.

EBDT and EBDT per share are non-Generally Accepted Accounting Principle (GAAP) financial measures. A reconciliation of estimated net loss (the most directly comparable GAAP measure to EBDT) to expected EBDT is provided in the table in this news release.

NOI and Occupancies
During the first quarter of 2009, overall comparable property net operating income (NOI) increased 0.3 percent, with decreases of 1.8 percent in residential and 1.0 percent in retail, and an increase of 4.4 percent in office. Comparable property NOI, defined as NOI from properties operated in both 2009 and 2008, is a non-GAAP financial measure, and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable property NOI on the full consolidation method.

Fiscal 2009 first-quarter comparable average occupancies were 90.1 percent in both residential and retail, and 90.4 percent in office.

2009 Debt Maturities and Recent Financing Activity
As of January 31, 2009, Forest City had total debt of $917.8 million at its pro-rata share ($826.6 million at full consolidation) maturing in fiscal 2009, inclusive of notes payable of $26.5 million ($14.8 million at full consolidation) and exclusive of scheduled amortization payments.  Since January 31,  the Company has addressed $408.0 million ($414.1 million at full consolidation) of this total amount, $252.0 million ($284.8 million at full consolidation) through closed loans and $156.0 million ($129.3 million at full consolidation) through committed financings.  The Company is currently negotiating the refinancing or extension of the remaining $509.8 million ($412.5 million at full consolidation) of 2009 debt maturities.

In addition to the $408.0 million of 2009 debt maturities mentioned above that have already been addressed, the Company has also repaid $21.0 million (at pro-rata and full consolidation) of a loan that matures in 2011 associated with an asset disposition, and closed $9.3 million ($0.0  at full consolidation) of additional loans that mature in future years.

Forest City is currently in negotiations with lenders to extend its $750 million revolving credit facility, which matures in March, 2010. While the outcome of these negotiations cannot be predicted, the Company anticipates that the extension will result in a reduced commitment from its lenders, increased borrowing costs and modifications of its financial covenants.

Asset Dispositions
In the first quarter of 2009, the Company sold a condominium development opportunity located in Mamaroneck, New York, to a developer in a transaction that generated $14.0 million in proceeds.  In addition, the Company recently announced that it completed the sale of The Shops at Grand Avenue, a 100,000-square-foot retail center in Queens, New York, to an affiliate of AEW Capital Management, LP for $33.5 million in a transaction that generated net proceeds of $9.4 million.

The Company has received proposals and is in active negotiations on sales of, or joint ventures on approximately $1.3 billion of assets, representing net after-tax proceeds of approximately $180 million, and anticipates continuing to pursue additional asset sales or joint ventures over the 2009-2012 period.  To date, no definitive agreements have been entered into, and no assurance can be given that these asset sales or joint ventures will occur.  In addition, the Company expects to receive approximately $38 million in 2009 from the sale of tax credits under contract.

Anticipated Equity Investments through 2012
The Company anticipates investing approximately $169 million of equity to satisfy existing completion guaranty obligations on eight projects currently under construction as of January 31, 2009.  In addition, although Forest City does not anticipate commencing any new vertical development in the near term, it does anticipate potential capital needs related to existing development opportunities and the preservation of entitlements on a number of long-term projects of approximately $331 million over the course of the next four years.

Corporate Description
Forest City Enterprises, Inc. is an $11.4 billion NYSE-listed national real estate company. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States.

EBDT
The Company uses an additional measure, along with net earnings, to report its operating results. This non-GAAP measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results or cash flows from operations as defined by GAAP and may not be directly comparable to similarly titled measures reported by other companies.

The Company believes that EBDT provides additional information about its core operations and, along with net earnings, is necessary to understand its operating results. EBDT is used by the chief operating decision maker and management in assessing operating performance and to consider capital requirements and allocation of resources by segment and on a consolidated basis. The Company believes EBDT is important to investors because it provides another method for the investor to measure its long-term operating performance, as net earnings can vary from year to year due to property dispositions, acquisitions and other factors that have a short-term impact.

EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization, amortization of mortgage procurement costs and deferred income taxes; iv) preferred payment classified as noncontrolling interest expense on the Company's Consolidated Statement of Operations; v) impairment of real estate (net of tax); vi) extraordinary items (net of tax); and vii) cumulative effect of change in accounting principle (net of tax). EBDT is reconciled to net earnings, the most comparable financial measure calculated in accordance with GAAP, in the table in this news release. The adjustment to recognize rental revenues and rental expenses on the straight-line method is excluded because it is management's opinion that rental revenues and expenses should be recognized when due from the tenants or due to the landlord. The Company excludes depreciation and amortization expense related to real estate operations from EBDT because it believes the values of its properties, in general, have appreciated over time in excess of their original cost. Deferred taxes from real estate operations, which are the result of timing differences of certain net expense items deducted in a future year for federal income tax purposes, are excluded until the year in which they are reflected in the Company's current tax provision. The impairment of real estate is excluded from EBDT because it varies from year to year based on factors unrelated to the Company's overall financial performance and is related to the ultimate gain on dispositions of operating properties. The Company's EBDT may not be directly comparable to similarly titled measures reported by other companies.

Pro-Rata Consolidation Method
This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The Company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the Company operates its business. In line with industry practice, the Company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the Company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the Company is deemed to be the primary beneficiary of the variable interest entities ("VIE"), even if its ownership is not 100 percent. The Company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the exhibits below.

Safe Harbor Language
Statements made in this news release that state the Company’s or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The Company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the completeness of our financial statements for our first fiscal quarter, the impact of current market conditions on our liquidity, ability to finance or refinance projects and repay our debt, general real estate investment and development risks, vacancies in our properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks associated with an investment in a professional sports team, our substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by our credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, environmental liabilities, conflicts of interest, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, volatility in the market price of our publicly traded securities, litigation risks, as well as other risks listed from time to time in the Company’s SEC filings, including but not limited to, the Company’s preliminary prospectus supplement, dated May 13, 2009, and the Company’s annual and quarterly reports.

Forest City Enterprises, Inc. and Subsidiaries
Three Months Ended April 30, 2009 (Estimate) and 2008
(dollars in thousands, except per share data)

	Three Months Ended
	April 30,
	2009 (Estimate)	2008

Reconciliation of Net Loss to Earnings Before Depreciation,
Amortization and Deferred Taxes (EBDT) (1):

Net loss attributable to Forest City Enterprises, Inc.	$(30,683)	$(40,402)

Depreciation and amortization - Real Estate Groups	72,128	70,810

Amortization of mortgage procurement costs - Real Estate Groups	4,022	3,343

Deferred income tax expense - Real Estate Groups	(11,598)	(15,419)

Deferred income tax expense - Non-Real Estate Groups:
Gain on disposition of other investments	-	58

Current income tax expense on non-operating earnings:
Gain on disposition included in discontinued operations	3,785	-
Gain on disposition of unconsolidated entities	-	632

Straight-line rent adjustment	(2,775)	(3,147)

Preference payment	585	936

Impairment of real estate	1,124	-

Impairment of unconsolidated entities	9,560	-

Gain on disposition of unconsolidated entities	-	(881)

Gain on disposition of other investments	-	(150)

Discontinued operations:
Gain on disposition of rental properties	(4,548)	-

Retrospective impact of FSP 14-1	-	174

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (1)	$41,600	$15,954

Diluted Earnings per Common Share:

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (1)	$0.39	$0.15

Diluted weighted average shares outstanding	106,606,318	107,230,646

1)
The Company uses an additional measure, along with net earnings, toreport its operating results. This measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results as defined by generally accepted accounting principles and may not be directly comparable to similarly- titled measures reported by other companies. The Company believes that EBDT provides additional information about its operations, and along with net earnings, is necessary to understand its operating results.  EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of operating properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization (including amortization of mortgage procurement costs) and deferred income taxes; iv) preferred payment classified as noncontrolling interest expense on the Company's Consolidated Statement of Earnings; v) impairment of real estate (net of tax); vi) extraordinary items (net of tax); and  vii) cumulative effect of change in accounting principle (net of tax).  See our discussion of EBDT in the news release.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Comparable Net Operating Income (NOI) (% change over same period, prior year)

	Three Months Ended April 30, 2009
	Full	Pro-Rata
	Consolidation	Consolidation

Retail	(0.7%)	(1.0%)

Office	4.6%	4.4%

Residential	1.6%	(1.8%)

Total	1.5%	0.3%

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Three Months Ended April 30, 2009					Three Months Ended April 30, 2008					% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Retail
Comparable	$59,792	$2,741	$5,455	$-	$62,506	$60,222	$2,569	$5,454	$-	$63,107	(0.7%)	(1.0%)
Total	63,421	2,474	5,509	481	66,937	60,227	2,635	5,528	652	63,772
Office Buildings

Comparable	50,294	2,642	2,338	-	49,990	48,088	2,662	2,469	-	47,895	4.6%	4.4%
Total	63,107	2,563	2,386	-	62,930	54,930	2,390	2,576	-	55,116

Apartments

Comparable	27,199	792	6,087	-	32,494	26,779	694	6,994	-	33,079	1.6%	(1.8%)
Total	30,668	1,061	7,406	-	37,013	30,715	698	7,777	1,994	39,788

Other Rental Properties
Comparable	1,193	-	-	-	1,193	1,391	-	211	-	1,602
Total	(6,700)	888	41	-	(7,547)	(19,535)	(453)	811	-	(18,271)

Total Rental Properties

Comparable	138,478	6,175	13,880	-	146,183	136,480	5,925	15,128	-	145,683	1.5%	0.3%
Total	150,496	6,986	15,342	481	159,333	126,337	5,270	16,692	2,646	140,405

All Other	(26,514)	(54)	1,114	-	(25,346)	(27,344)	18	1,743	-	(25,619)

Grand Total	$123,982	$6,932	$16,456	$481	$133,987	$98,993	$5,288	$18,435	$2,646	$114,786

Reconciliation of Net Operating Income (non-GAAP) to Net Loss (GAAP) (in thousands):
	Three Months Ended April 30, 2009 (Estimate)					Three Months Ended April 30, 2008

	Full Consolidation	Less Noncontrolling Interest	Plus Unconsol- idated Invest- ments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation	Full Consolidation	Less Noncontrolling Interest	Plus Unconsol- idated Invest- ments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation
	(GAAP)				(Non-GAAP)	(GAAP)				(Non-GAAP)

Revenues from real estate operations	$313,029	$12,419	$90,875	$813	$392,298	$305,010	$16,513	$91,146	$3,180	$382,823
Exclude straight-line rent adjustment (1)	(4,399)	-	-	(12)	(4,411)	(4,720)	-	-	(10)	(4,730)
Adjusted revenues	308,630	12,419	90,875	801	387,887	300,290	16,513	91,146	3,170	378,093

Operating expenses	194,847	5,645	63,078	320	252,600	207,356	11,719	64,575	531	260,743
Add back non-Real Estate depreciation and amortization (b)	3,452	-	7,158	-	10,610	3,319	-	10,611	-	13,930
Add back amortization of mortgage procurement costs for non-Real Estate Groups (d)	-	-	120	-	120	-	-	45	-	45
Exclude straight-line rent adjustment (2)	(1,636)	-	-	-	(1,636)	(1,583)	-	-	-	(1,583)
Exclude preference payment	(585)	-	-	-	(585)	(936)	-	-	-	(936)
Adjusted operating expenses	196,078	5,645	70,356	320	261,109	208,156	11,719	75,231	531	272,199

Add interest and other income	6,808	140	473	-	7,141	8,398	475	1,601	7	9,531
Add equity in earnings (loss), including impairment of unconsolidated entities	(15,866)	18	15,952	-	68	(9,647)	19	9,027	-	(639)
Remove gain on disposition of unconsolidated entities	-	-	-	-	-	(881)	-	881	-	-
Add back impairment of unconsolidated entities	9,560	-	(9,560)	-	-	-	-	-	-	-
Add back depreciation and amortization of unconsolidated entities (see below)	10,928	-	(10,928)	-	-	8,989	-	(8,989)	-	-

Net Operating Income	123,982	6,932	16,456	481	133,987	98,993	5,288	18,435	2,646	114,786

Interest expense	(91,712)	(3,432)	(16,280)	(322)	(104,882)	(82,473)	(3,340)	(18,413)	(1,264)	(98,810)

Loss on early extinguishment of debt	-	-	(176)	-	(176)	(5,179)	(119)	(22)	-	(5,082)

Equity in earnings (loss), including impairment of unconsolidated entities	15,866	(18)	(15,952)	-	(68)	9,647	(19)	(9,027)	-	639

Gain on disposition of unconsolidated entities	-	-	-	-	-	881	-	-	-	881

Impairment of unconsolidated entities	(9,560)	-	-	-	(9,560)	-	-	-	-	-

Depreciation and amortization of unconsolidated entities (see above)	(10,928)	-	10,928	-	-	(8,989)	-	8,989	-	-

Gain on disposition of rental properties and other investments	-	-	-	4,548	4,548	150	-	-	-	150

Impairment of real estate	(1,124)	-	-	-	(1,124)	-	-	-	-	-

Depreciation and amortization - Real Estate Groups (a)	(63,006)	(1,407)	(10,422)	(107)	(72,128)	(62,687)	(983)	(8,443)	(663)	(70,810)

Amortization of mortgage procurement costs - Real Estate Groups (c)	(3,671)	(160)	(506)	(5)	(4,022)	(2,852)	(152)	(546)	(97)	(3,343)

Straight-line rent adjustment (1) + (2)	2,763	-	-	12	2,775	3,137	-	-	10	3,147

Preference payment	(585)	-	-	-	(585)	(936)	-	-	-	(936)

Earnings (loss) before income taxes	(37,975)	1,915	(15,952)	4,607	(51,235)	(50,308)	675	(9,027)	632	(59,378)

Income tax provision	22,271	-	-	(1,787)	20,484	19,859	-	-	(244)	19,615
Equity in earnings (loss), including impairment of unconsolidated entities	(15,866)	18	15,952	-	68	(9,647)	19	9,027	-	(639)
Earnings (loss) from continuing operations	(31,570)	1,933	-	2,820	(30,683)	(40,096)	694	-	388	(40,402)

Discontinued operations, net of tax	2,820	-	-	(2,820)	-	388	-	-	(388)	-

Net earnings (loss)	(28,750)	1,933	-	-	(30,683)	(39,708)	694	-	-	(40,402)
Net earnings attributable to noncontrolling interest	(1,933)	(1,933)	-	-	-	(694)	(694)	-	-	-

Net loss atrributable to Forest City Enterprises, Inc.	$(30,683)	$-	$-	$-	$(30,683)	$(40,402)	$-	$-	$-	$(40,402)

(a) Depreciation and amortization - Real Estate Groups	$63,006	$1,407	$10,422	$107	$72,128	$62,687	$983	$8,443	$663	$70,810
(b) Depreciation and amortization - Non-Real Estate	3,452	-	7,158	-	10,610	3,319	-	10,611	-	13,930
Total depreciation and amortization	$66,458	$1,407	$17,580	$107	$82,738	$66,006	$983	$19,054	$663	$84,740

(c) Amortization of mortgage procurement costs - Real Estate Groups	$3,671	$160	$506	$5	$4,022	$2,852	$152	$546	$97	$3,343
(d) Amortization of mortgage procurement costs - Non-Real Estate	-	-	120	-	120	-	-	45	-	45
Total amortization of mortgage procurement costs	$3,671	$160	$626	$5	$4,142	$2,852	$152	$591	$97	$3,388

CONTACT:  Robert O’Brien, Executive Vice President – Chief Financial Officer, +1-216-621-6060, or Tom Kmiecik, Assistant Treasurer, +1-216-621-6060, or Jeff Linton, Vice President - Corporate Communication, +1-216-621-6060